EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q2 2008 DESIGN WITHIN REACH INC Earnings Conference Call

Event Date/Time: Aug. 07. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

Andrew Greenebaum

Integrated Corporate Relations, Inc. - IR

Ray Brunner

Design Within Reach, Inc. - President & CEO

John Hellmann

Design Within Reach, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Crystal Kallick

D.A. Davidson - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Design Within Reach, Incorporated Second Quarter 2008 Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions.

(OPERATOR INSTRUCTIONS)

This conference is being recorded today, August 7, 2008. Now, I’d like to turn the conference over to Mr. Andrew Greenebaum of ICR. Please go ahead.

Andrew Greenebaum - Integrated Corporate Relations, Inc. - IR

Thank you. Good afternoon, ladies and gentlemen. And welcome to Design Within Reach’s Second Quarter 2008 Conference Call. On the call today is Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer.

By now, everyone should have had access to the second quarter release which went out earlier today. If you’ve not received your release, it is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, I’d like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed on them.

We refer all of you to the risk factors contained in Design Within Reach’s most recent Form 10-K for the year-ended December 29, 2007 and the most recent quarterly report on Form 10-Q, which was filed today, for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.

The presentation will discuss product margin, which is a non-GAAP financial measure. DWR believes product margin is an important measure to better understand its operating performance. DWR has included a table reconciling product margin to GAAP gross margin in its earnings release along with an explanation of why it believes product margin is a useful measure. DWR has also posted its earnings release, which includes its reconciliation table on its corporate website at www.dwr.com.

With that, I’d like to turn the call over to Ray Brunner. Ray?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Thank you, Andrew. Good afternoon, everyone. And thank you for joining us today. On today’s call, I will provide you with an overview of our second quarter, as well as an update on our business. Then, John will provide additional detail on our operating and financial results, as well as guidance for the remainder of 2008 before I make a few concluding remarks, and then we will open the call for your questions.

For the second quarter, we recorded net sales of approximately $47.3 million, down 3.7% from the same period last year. This decrease broke our streak of eight consecutive quarters of sales increases. We’ve begun to see a decline in our commercial business that our residential business was not able to offset.

For the quarter, our commercial transactions measured by orders shipped to addresses different from billing addresses was off by over 10%. This drop off accounted for practically our entire sales decline. We do not expect to see the commercial business tick-up any time soon, and we are moving rapidly to improve our reach into the residential market.

In addition, we continue to move forward with our TFL business, and our sales results for this category continue to be in line with expectations. In addition, we remain on track for the launch of our kitchen line in September.

It is our belief that the fall off in our commercial orders reflects more deferred purchasing than lost sales. I believe that when these clients return, we will have built our residential base and be in a position to realize significant gains. The DWR product development team, buying team and inventory management folks did an outstanding job of continuing to generate margin growth.

Our gross margin expanded to 46.4% in the second quarter from 44.3% in the same period last year, as we continue to make progress on reducing our dependence on European sourcing. We have also benefited from better inventory management.

We have reduced our inventory position by $8 million year-over-year. Momentum in our Tools for Living product line continues to grow. This category offers higher margin opportunities, and as it grows as a percent of our overall sales, the impact on our margins may be significant.

However, as a result of increased operating expenses, we lost a bit of operating leverage. Despite the margin improvements, our net income was not where I had hoped. Our pretax loss was ($700,000) versus a pretax loss of ($600,000) last year. Net loss for the second quarter of 2008 was ($159,000), or ($0.01) per diluted share after tax benefit of $541,000, compared to a net loss of ($575,000), or ($0.04) per diluted share last year.

Improving our expense control has been a key tenet of ours for the business. By taking a hard line approach to cost controls, we were able to cut over $1 million in consulting fees and reduced salaries during the second quarter. These efforts were offset in part by increases in energy costs and increasing catalog expense.

Over the past two years, we have substantially reduced our book circulation. During the second quarter catalog expense increased approximately $500,000 from last year, as we have been unwilling to reduce circulation further to offset higher paper, printing and mailing costs.

We are working to improve our operating leverage and are confident that expenses will be well controlled for the next two quarters. For the first half of 2008, we reduced our loss before income tax benefit by $2.4 million versus last year. Our net loss per share improved to ($0.05) for the first half of 2008, from a loss per share of ($0.30) for the same period last year.

Through tight inventory control and cash conservation, we reduced our cash used in operations by over $9 million. For the first half of this year, we used only — approximately $500,000 versus almost $10 million last year, largely due to better inventory management and CapEx controls.

In fact, we’re doing the call today from Fort Mason in the San Francisco Bay area, where we’re running a three-day warehouse event. We have moved approximately $4 million of scratch and dent inventory from our distribution center in Hebron, Kentucky for this sale. Sales started last night with a highly successful, invitation only, shopping event, and part of the proceeds will be going to the Susan G. Komen Foundation and will run through Saturday. Stop by if you’re in the Bay area, we have lots of great merchandise available, and we’ll be happy to take your cash.

While we are not immune to the current environment, we believe that we are well-positioned to manage through it. We have a desirable customer demographic, they are affluent, well educated, urban, and enjoy well-designed objects to enhance their lives.

Our focus continues to be on increasing our share of their wallet. At the same time, we are preserving capital and managing all the controllable aspects of our business as efficiently as possible, to position ourselves for growth in the future.

We recently elected to move the shipment of our August book up approximately ten days ahead of the Olympics, which is historically distracting to the shoppers. A new catalog was in homes August 1, and early indications are very positive. Both phone and web demand have been strong from negative sales into positive territory. These are generally leading indicators for studio sales, and we are encouraged by this early trend.

Our new catalog features an expanded assortment of Tools for Living products, and it’s the first time that we are able to show the breadth of this product line. Since we introduced TFL in late 2007, we have continued to add products in work space, home storage and outdoor living. This catalog also serves to reintroduce linens to our customers.

You may remember that we were in the linen business several years ago with an internally developed product line, but exited after finding it too inventory intense with low margins. Since then, we have analyzed and addressed these problems, and looked for an attractive solution. It was clear to us that linens were a perfect complement to our bedroom product and should be additive to the brand.

We recently started working with Area, a high-end designer and manufacturer of linens, that suits the DWR aesthetic. This time (inaudible) the DWR aesthetic, and this time we are not carrying the inventory. It is all drop shipped straight from the manufacturer, which reduces our risk, and it offers greatly improved margins.

We continue to see our customer responding favorably to Tools for Living, and are excited about the potential it offers. We remain on track to open two TFL stores this year, and both are currently under construction. SoHo location is 2,200 square feet on Wooster Street in our old DWR location, which we recently relocated to a larger location on Greene Street.

The New York TFL is scheduled to open on September 19th. This will be followed by the Santa Monica location in early October. We have carved out 2,000 square feet from our existing Santa Monica studio to create a separate TFL store.

Tools for Living test will go for a full year before we make any further decisions on it. We believe there is significant market here and the margins are attractive. Today, the business is 90% dependent on furniture. We believe this could be reduced to as low as 60% within five years, as we extend our TFL product line and locations, and enter the kitchen and bath markets.

We continue to move forward with our test kitchen, also scheduled for September this year. We’ll have our first installation of the DWR kitchens in the basement section of our new SoHo location.

With that, I will turn the call over to John.

John Hellmann - Design Within Reach, Inc. - CFO

Thanks, Ray. Thank you all for joining us today on our second quarter 2008 conference call. Net sales for the second quarter of 2008 decreased 3.7% to $47.3 million, from $49.1 million in the corresponding period last year. As Ray mentioned, this was the first quarter of declining year-over-year sales since Q1 2006.

The decrease was primarily due to the overall economic softness, fewer units of merchandise shipped, particularly, with our commercial customers, partially offset by a higher average per unit retail sales price.

Product revenue for the second quarter of 2008 decreased 3.6% to $44.8 million, from $46.4 million for the second quarter of 2007. Shipping revenue for the quarter decreased 6.8% to $2.5 million, from $2.6 million in the corresponding period last year largely as a result of the decrease in sales.

For the six months ended June 28, 2008, net sales were $94.2 million, a 1.4% increase, compared to $92.9 million in the prior year period. For the second quarter of 2008, our loss before income tax benefit was ($700,000), compared to a loss before income tax benefit of ($600,000) in the same period last year.

Net loss for the second quarter of 2008 was ($159,000), or ($0.01) per diluted share after a tax benefit of $541,000, compared to a net loss of ($575,000), or ($0.04) per diluted share for the same period last year. There was no income tax benefit recorded in the second quarter of 2007 since it was uncertain whether we would realize the tax benefit of the year-to-date pre-tax loss during 2007.

For the six months ended June 28, 2008, our net loss decreased to ($781,000), compared to a net loss of ($4.4 million) in the same period last year.

Studio sales for the second quarter were $32.6 million, an increase of approximately 2.2% from the same period last year. This is mainly due to an incremental $1.7 million in sales from two new studios which we did not operate during the entire second quarter of 2007, and two studios opened during Q1 of 2008. We ended the quarter with 68 studios and our outlet for returned and discontinued merchandise in New Jersey, versus 65 studios and the outlet opened at the end of the second quarter of 2007.

We relocated our SoHo studio during the second quarter. We plan to open a Tools for Living store in New York, and one in Santa Monica during the third quarter. Direct sales, which include web and phone sales for the quarter were $10.4 million, a decrease of 17.5% from $12.6 million in the second quarter of 2007.

Other sales were $1.8 million, a decrease of 6.4% from $1.9 million in the second quarter of 2007. The decrease is primarily related to a decrease in warehouse sales, partially offset by an increase in sales generated from our outlet. Product margin for the quarter was 50.3% compared to 48.2% in the second quarter of 2007 as we continue to make progress on our inventory and sourcing initiatives.

Gross profit margin, which includes product and freight margin, for the second quarter of 2008 was 46.4% compared to 44.3% in the second quarter of 2007, due to product related improvements. Shipping margins were negative in the second quarter of 2008 and 2007 partially due to free shipping events in both periods.

On an absolute basis, selling, general and administrative expenses increased 2.1% to $22.7 million in the second quarter of 2008 from the same period last year, primarily due to higher catalog expenses and the additional studios, partially offset by lower accounting and consulting fees. For catalog, advertising and promotional expense increased approximately $753,000 from the same period last year due to increased paper, printing, and distribution costs as compared to 2007.

As a percentage of sales, SG&A increased to approximately 48% of sales in the second quarter of 2008, compared to 45.3% in the same period last year. The decrease in leverage is primarily a result of the decrease in sales and the increase in expenses. Turning to the balance sheet, as of June 28, 2008, we had approximately $7.1 million in cash and cash equivalents and outstanding borrowings of $4.7 million under our revolving credit facility.

We believe that our availability under our existing credit facility combined with our cash position, will provide sufficient liquidity to fund our operations and anticipated capital expenditures.

At the end of the second quarter, our inventory was $38 million, compared to $46.1 million in the second quarter last year, as we continue to make progress on our merchandise purchasing process and increase the use of drop shipments directly from the vendor to the consumer.

Now, I would like to move on to guidance for fiscal 2008. We are reaffirming our previously issued guidance of earnings per share of $0.03 to $0.05. In light of the challenging economic environment, the Company believes revenue will be flat year-over-year. Our guidance assumes approximately $8 million to $9 million in capital expenditures primarily for our IT system, two new Tools for Living stores and selected store remodels.

With that, I’ll turn the call back over to Ray.

Ray Brunner - Design Within Reach, Inc. - President & CEO

Thank you, John. Looking ahead to the second half of the year, we are facing the same macro headwinds and distractions as everyone else. We believe the third and fourth quarters will be challenging, and we remain focused on mitigating and offsetting these issues by driving sales, controlling costs, and enhancing our margins, improving our overall operating results.

We continue to cautiously move forward with our growth initiatives and are committed to maintaining a solid financial position that will allow us to accelerate these initiatives when the climate improves and the time is right.

With that, I’d like to open the call to your questions. Operator?

QUESTION AND ANSWER

Operator

Thank you.

(OPERATOR INSTRUCTIONS)

Our first question comes from the line of Crystal Kallick with D.A. Davidson. Please go ahead.

Ray Brunner - Design Within Reach, Inc. - President & CEO

Hi, Crystal.

Crystal Kallick - D.A. Davidson - Analyst

Hi, everyone. I guess first question, I know part of the — when last we talked about the shipping and handling, your goal was breakeven this year, but that was really predicated on how the free shipping event went in Q2. So, could you give us some idea of what you’re thinking about as far as shipping and handling for this year, and how it played out with oil prices, et cetera?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Yes. Oil prices are a part of it, and frankly, the economy is a part of it. So we elected to have — we had four additional days of free shipping in the quarter that we didn’t have the year before. That cost us about $300,000. And, we believe free shipping is a promotional vehicle, it does less brand damage than discounting product.

We would prefer not to have to use increased promotion, but at the same time, we are committed to maintaining the top line. So that’s pretty much — that extra $300,000 in the quarter. The quarter was — without the extra four days of free shipping, we would have been exactly where we thought we would have been, and would still being on track for a breakeven for the year.

Crystal Kallick - D.A. Davidson - Analyst

Okay. So it really depends on whether or not you choose to pull that lever, if necessary, in the second half?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Yes. I mean, we prefer to do that than getting into the discounting wars. It’s our belief, it’s a little less brand damaging.

Crystal Kallick - D.A. Davidson - Analyst

Okay, that makes sense. And, are you still on track as far as the new ERP system in Q4?

Ray Brunner - Design Within Reach, Inc. - President & CEO

John?

John Hellmann - Design Within Reach, Inc. - CFO

We’re going to be phasing that in. So, we’re going to phase part of it in this year and then we will be phasing other parts in next year. We did — in Q2 of this year we actually implemented a warehousing and distribution system. We also implemented our market-live system, which is our ERP — not our ERP system, but our web systems.

Ray Brunner - Design Within Reach, Inc. - President & CEO

We’re phasing things in — we will certainly not go for the big bang. Last time that was very painful.

Crystal Kallick - D.A. Davidson - Analyst

Yes.

Ray Brunner - Design Within Reach, Inc. - President & CEO

So, we have the inventory management system in place, as John mentioned. The new web platform up. We are experiencing some transitional issues there, but nothing that we won’t get straightened out soon. The new retail interface system will go live September prior to launch of TFL, which allows us to do cash and carry. And then, the general ledger or the finance system is scheduled to go live beginning of ‘09. And that brings all the pieces in place at that point.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. And I know you have talked about trying to not subject a lot of the studios to cash and carry, so the — where do you see as far as the rollout of TFL? Right now, it’s just the two specific —?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Right now, it’s two studios putting — what we did not want to do was have different parts of the business operating on different systems. So the retail front end system we selected will be used in TFL and the DWR studios, and actually by the phone people.

It’s still not our intent to have cash and carry in the DWR studios, but it is in TFL. So the system rolls out to there. As far as the rollout of TFL, that’s a very speculative question. We obviously believe it has potential. We’re investing about $750,000, to measure that in the CapEx.

Our inventory is $8 million below last year and the TFL inventory is included in it, so, we are not taking unnecessary inventory risk — we don’t believe we are. Our expenses include only expenses that are going to be there for TFL, except for store payroll at this point. If they do well, we would certainly begin to look at a rollout. We don’t want to get too enthusiastic, too fast.

And frankly, I’m glad that we’re launching it in the current economic conditions. Because if it does — there will not be a false reading on the sort of rising tide — you know, all those going up on a rising tide situation. If it does well in this environment, then we believe we could have pretty significant confidence in it. But, we would like to get three to four quarters of results before we make any decisions.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. And you commented that inventory is down $8 million. I think you were looking for at the end of the year, inventory to be up slightly, about $2 million to $3 million, is that still correct?

Ray Brunner - Design Within Reach, Inc. - President & CEO

No. I think inventory will be about even with last year. We should end the year with about the same inventory position as last year, unless something incredibly strange happens.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. And then, John, depreciation with these systems rolling in, how should we think about that over the next few quarters?

John Hellmann - Design Within Reach, Inc. - CFO

It’s really not going to be that material this year. Like I said, in the new system — the accounting systems won’t roll in until the fourth quarter. So, you can look at what was in the Q2, because we had the new ERP system for the warehouse and distribution center, came on live in May, but there won’t be substantial increases in Q4 or Q3.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. I think I will let someone else ask. Thank you very much. Good luck.

Ray Brunner - Design Within Reach, Inc. - President & CEO

Thanks, Crystal.

Operator

(OPERATOR INSTRUCTIONS)

We have the follow-up question from Ms. Kallick. Please go ahead.

Crystal Kallick - D.A. Davidson - Analyst

I will keep going if you guys don’t mind. So, beyond the free shipping, it sounds like the current promotions were pretty much as — of the extended four days of free shipping, your promotional plans stayed very similar to last year. Is that correct?

Ray Brunner - Design Within Reach, Inc. - President & CEO

That’s correct. Our intention is to maintain a pretty steady basic, but, we obviously will react to conditions. What we are at the most cautious about right now is that you got the Olympics starting on Friday, going straight into the Democratic National Convention, going straight into the Republican National Convention.

On the last guide, we talked about outside influences, but I don’t know that I’ve ever seen things lined up would be a bigger distraction, in the 40 years I’ve been doing this. So, it remains to be seen what the consumer does over the next three weeks.

Crystal Kallick - D.A. Davidson - Analyst

Okay, fair enough. And then now the sourcing benefits, I think are just about to start — or have started to kick in a little bit, but you’re still expecting—?

Ray Brunner - Design Within Reach, Inc. - President & CEO

They have started kicking in. We would expect that to continue to improve, but not necessarily at such a large —. We’re starting to reach a point where you started to see stronger improvements last year. So the year-over-year comparison may not be two full points going forward like it has been. But we expect it to continue to improve. And our target remains to get it up to 50, not in this year, obviously.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. And then just any comments on the regional trends? There is no shortage of retailers talking about California or Florida, et cetera, impact. Are you guys seeing that in your demographic?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Not — in the south, has been a little less responsive than other areas. It’s also not our stronghold. The thing we’re seeing is that, as we mentioned in the call, commercial business is about a third of our business.

And I think today, if somebody’s going to review their conference room table chairs, they may defer that expense. A lot of our customers are also a lot of retailers that we do a lot of business with, a lot of wholesalers, and it’s generally executive suite kind of things or even products for visual merchandising or store display.

I think some of those things are being deferred. So, there were seeing a pretty significant decrease and so a third of your business is down 11% and 12%. The other — the math is the math. That’s the most significant thing we’re seeing at the moment.

Crystal Kallick - D.A. Davidson - Analyst

Okay, that’s good to hear. And then with kitchens, will that — will you show any of the kitchen products on web or catalog or is that purely being tested in the stores for — ?

Ray Brunner - Design Within Reach, Inc. - President & CEO

We will show it on web. And some early next year, we’ll launch a larger kit house, it will have a kitchen in it as well. That’s been — that’s done extremely well so far the kit house in its current size. The next release of it will have a kitchen and a bathroom, and be larger.

We will not put it in any other stores until we get a real handle on what the issues are, but the web, I think, will be a very productive tool for it especially getting — we’re right now looking for software that we can get on the web and in the base that’s for planning that the consumer can use to help in planning. So, that will be a very cautious test. We have — what we believe we have a lot to learn there, but we also believe there’s pretty big opportunity there.

Crystal Kallick - D.A. Davidson - Analyst

Okay. When we see anything as far as the bath product roll out?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Probably the first quarter of ‘09, but that’s tentative. It will be the first half of ‘09, for sure. And there will be more small products before we go to the larger products. The bath, cabinetry isn’t a big step away from the kitchen cabinetry, once we get kitchen figured out.

But the addition of bath hardware we think — we had in the line three years ago — four years ago and it did quite well actually. So the reintroduction of that is less tricky for us. And the linens that we put in the book this year, we think will give us the business potential that linens showed before but without negative margins and excessive inventory.

Crystal Kallick - D.A. Davidson - Analyst

And then just finally, now you’re looking for flattish revenue in this environment, which makes sense. So how are you feeling about ‘09 revenue growth at this point?

Ray Brunner - Design Within Reach, Inc. - President & CEO

Way too early to talk about that.

Crystal Kallick - D.A. Davidson - Analyst

Yes. That’s fair enough. Well, thank you again, and good luck.

John Hellmann - Design Within Reach, Inc. - CFO

Good luck too, and thanks.

Operator

Thank you. I would now like to turn the conference back over to Mr. Ray Brunner. Please go ahead.

Ray Brunner - Design Within Reach, Inc. - President & CEO

Okay. Thank you everybody for your participation. Lauren, I’m surprised we didn’t hear a question from you, but we’re glad to see you on the call. And we look forward to talking — . We look forward to talking to you again next quarter. Thanks. Bye.

Operator

And thank you, ladies and gentlemen, this concludes the Design Within Reach Inc. Second Quarter 2008 Results Conference Call. We thank you for your participation, and you may now disconnect.